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                                                               EXHIBIT 4.3

                              CERTIFICATE ELIMINATING
                              REFERENCE TO A SERIES OF
                              SHARES OF STOCK FROM THE
                          CERTIFICATE OF INCORPORATION OF
                          AEGIS COMMUNICATIONS GROUP, INC.


     Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware ("DGCL"), it is hereby certified that:

     1. The name of the corporation (hereinafter referred to as the "Company") is Aegis Communications Group, Inc.

     2. The designation of the series of shares of stock of the Company to which this certificate relates is "Series D Junior Preferred Stock"(the "Series D Junior Preferred Stock"), par value $.01 per share.

     3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series D Junior Preferred Stock were provided for in resolutions adopted by the Board of Directors of the Company pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Company. A certificate setting forth said resolutions has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL.

     4. On August 20, 1999, the Board of Directors of the Company adopted the following resolutions:

          RESOLVED, that the Rights Agreement, dated as of December 16, 1998, between the Company and Harris Trust and Savings Bank, be amended effective immediately prior to the execution of the Stock Agreement, to provide that the Questor Investors and their affiliates and associates (as such terms are defined in the Rights Agreement) will be excluded from the definition of "Acquiring Person" under the Rights Agreement and in all other respects to ensure that the Stock Agreement and the consummation of any of the transactions contemplated in the Stock Agreement and any future issuance or purchase of shares of capital stock of the Company by the Questor Investors or their affiliates or transferees, including without limitation the issuance of the Preferred Stock and the Conversion Shares and the subsequent sale of any such shares will not result in the distribution of separate rights certificates, the occurrence of a "Distribution Date" or in any such person being deemed to be an "Acquiring Person" under the Rights Agreement, and, subject to the Closing, to provide that the "Final Expiration Date" under the Rights Agreement will be the Closing Date under the Stock Agreement, and that a certificate stating that no shares of such preferred stock are or will be issued and outstanding be filed pursuant to Sections 103 and 151 of the Delaware General Corporation Law to have the effect of eliminating from the Certificate of Incorporation all matters set forth in the corresponding Certificate of Designations of



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     Series D Junior Participating Preferred Stock relating to the rights issued under such agreement, and that the officers of the Company, or any one of them, are hereby authorized and directed, in the name and on behalf of the Company, to do or cause to be done all such acts as they may deem necessary or advisable in connection with effecting such termination and cancellation, and that all such acts of such officers that are in accordance with the purposes and intent of this resolution, are hereby adopted, ratified and confirmed as the valid acts of the Company;

          RESOLVED, that each of the officers of the Company is hereby authorized, empowered and directed to execute, verify, acknowledge, certify, deliver and file such other agreements, instruments, documents, and certificates, to attach to these resolutions such additional resolutions, and to take or cause to be taken such other actions as may be necessary, desirable, or appropriate to effect the purposes and intentions of the foregoing resolutions.

     IN WITNESS WHEREOF, Aegis Communications Group, Inc. has caused this Certificate to be signed by its President, this 10th day of December, 1999.


                                  AEGIS COMMUNICATIONS GROUP, INC.,
                                  a Delaware corporation


                                  By:     /s/ Stephen A. McNeely
                                     -----------------------------------
                                        Stephen A. McNeely, President

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